Exhibit 99.1

PRESS RELEASE

Contact:
Derek Cole Vice President, Investor Relations 720.540.5367 dcole@allos.com

ALLOS THERAPEUTICS REPORTS 2008 SECOND QUARTER RESULTS

Westminster, CO, August 5, 2008 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported results for the second quarter of 2008. For the three months ended June 30, 2008, the Company reported a net loss of $11.8 million, or ($0.16) per share. This compares to a net loss of $10.4 million, or ($0.16) per share, for the second quarter of 2007.  For the six months ended June 30, 2008, the Company reported a net loss of $23.8 million, or ($0.34) per share, compared to a net loss of $18.8 million, or ($0.29) per share for the same period last year. For the six months ended June 30, 2008, net cash used in operating activities was $19.5 million. Cash, cash equivalents and investments in marketable securities as of June 30, 2008 were $106.5 million.

“During the quarter, we continued to make important progress advancing the development of PDX in both hematologic malignancies and solid tumors,” said Paul L. Berns, President and Chief Executive Officer of Allos. “In May, we announced interim data from the first 65 evaluable patients in PROPEL, our SPA-approved pivotal Phase 2 trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma. We expect to report top line results of the trial by the end of 2008 and, following our review of the trial results, to submit a New Drug Application for PDX for the treatment of patients with relapsed or refractory PTCL as expeditiously as possible.  In June, we reported encouraging interim data from our Phase 1 study of PDX in patients with relapsed or refractory cutaneous T-cell lymphoma and, in July, we expanded our PDX solid tumor development program into bladder cancer.  During the quarter, we also strengthened our balance sheet through an underwritten public offering of common stock, which resulted in net proceeds of approximately $65.2 million for the continued execution of our PDX product development and commercialization plan.”

Pipeline Development Update

PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. The Company currently has seven ongoing clinical trials, including the PROPEL trial, evaluating the potential clinical utility of PDX in hematologic malignancies and solid tumor indications.

•                  Reported Interim Response and Safety Data from Pivotal Phase 2 PROPEL Trial

•                  In May 2008, the Company reported interim response and safety data from the PROPEL trial of PDX in patients with relapsed or refractory peripheral T-cell lymphoma.  Twenty-nine percent (n=19) of the first 65 evaluable patients enrolled in the trial experienced either a complete or partial response, as assessed by central independent oncology review. Forty-five percent (n=29) of the first 65 evaluable patients experienced either a complete or partial response, as assessed by the PROPEL investigators. The median duration of response for these patients could not be estimated due to the current length of follow up. The most common drug related grade 3/4 adverse events were mucositis and thrombocytopenia, which were observed in 14% and 23% of patients, respectively. Patients received a median of three prior treatment regimens.

•                  Reported Interim Response and Safety Data from Phase 1 CTCL Trial

•                  In June 2008, the Company announced the presentation of interim data from its Phase 1 open-label, multi-center study of PDX in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL). Data were presented on 17 patients, including 14 evaluable patients who completed at least one cycle of treatment with PDX at doses ranging from 15 - 30 mg/m2 as part of a weekly schedule for two or three weeks followed by one week of rest. Patients received a median of three prior systemic therapies. Investigator-assessed responses were observed in seven of 14 evaluable patients (50%), including two complete responses and five partial responses. Responses were observed in all four treatment cohorts. The most common adverse event was mucositis, with Grade 2 mucositis observed in six of 17 patients and Grade 3 mucositis observed in two of 17 patients.  There were no Grade 4 toxicities and no thrombocytopenia above Grade 1.

•                  Advanced PDX solid tumor development program

•                  In July 2008, the Company initiated patient enrollment in a Phase 2, open-label, single-arm, multi-center study of PDX in patients with advanced or metastatic relapsed transitional cell carcinoma (TCC) of the urinary bladder.  The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, clinical benefit rate, progression-free survival (PFS), overall survival and the safety and tolerability of PDX. The study will seek to enroll approximately 41 patients in up to 20 investigative sites worldwide.

•                  The Company advanced patient enrollment in the Phase 2b, randomized, multi-center study comparing PDX and Tarceva® (erlotinib) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen. Based on current enrollment rates, the Company expects to complete patient enrollment in this study in the second half of 2009.

RH1

RH1 is a novel small molecule chemotherapeutic agent that we believe is bioactivated by the enzyme DT-diaphorase, or DTD, which we believe is over-expressed in many tumors, including lung, colon, breast and liver tumors. The Company is currently evaluating RH1 in a Phase 1, open-label, multi-center dose escalation study in patients with advanced solid tumors or NHL.

Corporate Highlights

•                  Strengthened the Company’s balance sheet

•                  In May 2008, the Company closed an underwritten public offering of 12,420,000 shares of common stock at a public offering price of $5.64 per share, resulting in net proceeds of approximately $65.2 million.

2008 Financial Guidance Update

For the year ending December 31, 2008, the Company anticipates that net cash used in operating activities will approximate $45 million to $49 million, an increase from our prior guidance of $42 million to $46 million.  This increase is expected to primarily relate to additional investments associated with our clinical and preclinical development program, pre-commercial scale-up of manufacturing, and preparations for the potential commercial launch of PDX, in the event we obtain regulatory approval.

Financial projections entail a high level of uncertainty due to, among other factors, the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, and the cost of commercial preparation activities.

Conference Call

The Company will host a conference call to review its second quarter results on Tuesday, August 5, 2008, at 4:15 p.m. ET. The dial-in number for U.S. residents to participate is 800-762-8779. International callers should dial 480-248-5081. Participants should reference the Allos Therapeutics conference call.

Webcast

The Company will hold a live webcast of the conference call. The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

Conference Call Replay

An audio replay of the conference call will be available from approximately two hours after completion of the call through Friday, August 15, 2008. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international).  The replay pass code is 3900919#.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma subtypes.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s Lymphoma (NHL).  Allos currently retains exclusive worldwide rights to PDX and RH1 for all indications. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the Company’s projected timeline for reporting top line results of the PROPEL trial, the Company’s intent to submit a New Drug Application for PDX for the treatment of patients with relapsed or refractory PTCL, the timing of any potential New Drug Application filing, the Company’s future financial performance, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, including the PROPEL trial, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and effective for the treatment of patients with PTCL or any other type of cancer; that the safety and/or efficacy results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands ~ except share and per share information)

(unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2008	2007	2008	2007

Operating expenses:
Research and development	$5,404	$4,360	$11,378	$7,650
Clinical manufacturing	1,485	1,385	3,071	2,532
Marketing, general and administrative	5,439	5,515	10,450	10,263

Total operating expenses	12,328	11,260	24,899	20,445

Loss from operations	(12,328)	(11,260)	(24,899)	(20,445)
Interest and other income, net	504	909	1,069	1,683

Net loss	$(11,824)	$(10,351)	$(23,830)	$(18,762)

Net loss per share: basic and diluted	$(0.16)	$(0.16)	$(0.34)	$(0.29)
Weighted average shares outstanding:
basic and diluted	72,382,487	65,645,678	69,916,800	63,908,192

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007

ASSETS
Cash, cash equivalents and investments in marketable securities	$106,466	$57,756
Other assets	3,749	3,083
Property and equipment, net	650	621

Total assets	$110,865	$61,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$9,642	$8,881
Stockholders’ equity	101,223	52,579
Total liabilities and stockholders’ equity	$110,865	$61,460